EXHIBIT 99.1

Colleen B. Brown Joins TrueBlue Board of Directors

TACOMA, WASH. - July 7, 2014 -- TrueBlue announced today that Colleen B. Brown has joined the company’s board of directors.

“We are very excited to have Colleen join our board of directors,” said Joe Sambataro, TrueBlue chairman of the board.  “The outstanding results she has had as a business leader, her innovative approaches to offering new revenue-generating services, and her experience guiding companies through periods of significant growth make her a perfect fit for TrueBlue’s board.”

Ms. Brown has a distinguished record providing strategic business and financial guidance, and Gabelli Funds recently named her a 2014 inductee of its GAMCO Hall of Fame of executives who enhance shareholder value. As President and CEO of Seattle-based Fisher Communications, Ms. Brown drove the turnaround of the company and increased cash flow by almost 90 percent after it had experienced five years of losses.  The company doubled its market cap in three years under her leadership and in 2013 she led the sale of Fisher Communications to Sinclair Broadcast Group.

Ms. Brown was previously a senior vice president at Belo Corporation, a broadcast company at which she had profit and loss responsibility for $400 million in revenues.  She founded the National Mobile500 Alliance, which develops mobile digital television solutions for its membership base covering 94 percent of the U.S., and is also a director at DataSphere, a fast-growing technology company.  She has repeatedly been recognized for innovation in the broadcast industry and received the Outstanding Technologist and Innovator of the Year awards in 2011.

“This is a remarkable time at TrueBlue, and I am honored to join the board and be part of this terrific company,” Ms. Brown said.  “The recent addition of PeopleScout, Staff Management | SMX, HRX, and Student Scout open up new markets to TrueBlue both here and abroad.  I’m looking forward to helping guide TrueBlue’s growth and expansion as a total workplace solution provider.”

Ms. Brown has served on the boards of Career Builder and Classified Ventures (cars.com). In addition to the TrueBlue board, she currently serves on the privately held Port Blakely board and is also a director for the venture-backed DataSphere, Inc. She has served as elected Chair of the Washington Roundtable, is currently Chair of United Way of King County, and Chair of the Washington Chapter of the International Women’s Forum.  She is a Henry Crown Fellow at the Aspen Institute.

About TrueBlue:
TrueBlue (NYSE: TBI) is a leading staffing, recruiting and workforce management firm. The company fills individual positions on demand, staffs entire facilities, and manages outsourced recruiting processes and vendor programs for a wide variety of clients. The company’s specialized workforce solutions meet clients’ needs for a reliable, efficient workforce, and it serves a wide variety of industries that include construction, manufacturing, transportation and logistics, aviation, waste, hospitality, retail, and renewable energy. TrueBlue assigns as many as 100,000 people to work each day, drawing from a data base of hundreds of thousands of candidates, and places more than 250,000 people in permanent positions each year. Learn more about TrueBlue at www.trueblue.com.